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A DIGITAL JOURNEY.

CreativeRealities

November 2018
Investor Presentation

Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated November 2, 2018
Registration Statement No. 333-225876

Forward Looking Statements

This presentation contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The U.S. Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Creative Realities, Inc. (the "Company"). Readers are cautioned that any forward-looking statement is not a guarantee of future performance, and that actual results could differ materially from those contained in the forward-looking statements.

Forward-looking statements relating to the Company include, but are not limited to: statements about its future financial and operating results; the Company's plans, objectives, expectations and intentions; and other statements relating to pending or future transactions, circumstances or activities that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are identified and discussed in the Company's reports and registration statement (including the prospectus) filed with the SEC and are available at the SEC's website at www.sec.gov. Forward-looking statements included in this document speak only as of the date of this document. The Company does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document.

Free Writing Prospectus Statement

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-225876
November 2, 2018

Creative Realities, Inc. has filed with the Securities and Exchange Commission (the "SEC") a registration statement (File No. 333-225876) and a preliminary prospectus (the "Preliminary Prospectus") for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the documents incorporated by reference therein) and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, when they are available, copies of the Preliminary Prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, New York 10022; or by calling toll free (866) 803-9204. The most recent Preliminary Prospectus filed with the SEC may be obtained by clicking on the active hyperlink below:

https://www.sec.gov/Archives/edgar/data/1356093/000121390018014695/fs12018a4_creativerealities.htm

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. Neither the SEC nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy of this presentation.
The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

Offering summary

Issuer	Creative Realities, Inc.
Exchange / Ticker	Nasdaq / CREX (application pending)
Offering Size	Up to $13,000,000 (100% Primary)
Over Allotment	15% (100% Primary)
Offering Details	Common Stock and Tradable Warrants
Use of Proceeds	We intend to use the net proceeds from this offering to: (1) $6.3 million to fund the acquisition of Allure Global Solutions, Inc., an enterprise software development company providing software solutions, a suite of complementary services and ongoing support for its array of digital media and POS solutions, (2) $1.2 million to repay the senior secured credit facility down to a maximum balance of $4.3 million, and (3) fund general corporate activities and working capital requirements.
Lead Book-Runner	A.G.P / Alliance Global Partners
Co-Manager	The Benchmark Company

We help Clients use the latest technologies to create inspiring Customer experiences.

With over 2 million screens installed each year, the digital out-of-home (DOOH) market is growing

CRI uniquely positioned to assist clients in taking advantage of developments in digital merchandising, smart cities, ad tech and internet of things (IoT)

Aided by the acquisition of Allure Global Solutions, Creative Realities will be the only publicly-traded, enterprise level, full-service, DOOH solutions provider

Double-digit organic growth to be augmented by a disciplined acquisition strategy to consolidate a highly fragmented marketplace of primarily local and regional players. Short term goal of reaching $150 million in revenue.

We believe we have a marquee customer base with excellent penetration of multiple key vertical markets, significant new customers beginning roll-outs in late 2018/2019, best of breed SaaS software and significant high margin, high value recurring revenue

Leadership team has significant experience in building high growth of profitable companies with strong acquisition and integration know-how

Raising up to $13 million to fund acquisition and finance working capital as business scales

Rick Mills
Chief Executive Officer



Over 30 years in industry– IT, telecommunications, staffing, and digital media

Accomplished founder and executive

- 2x founder, both resulting in successful strategic sales
- History of driving organic and acquisition growth
- Turnaround / rollup expert

Experienced small and large public company executive

- > 10 years with publicly-traded organizations
- COO & board member of Pomeroy Computer Resources (PRMY), >$600 million revenue
- CEO of SARCOM, drove revenue to >$1 billion and profitable for first time in years
- CEO of Cyberswap, Inc., increased revenue by 5x to >$100 million
- President & Director - Beacon Solutions (BEAC), successfully integrated 4 acquisitions in a short time span

Adept acquiror and integrator

- Completed and integrated more than 20 acquisitions during career
- Significant shareholder value creation from acquisition synergies and valuation uplift

Strong conviction in opportunity for CRI

- Merged ConeXus with CRI in October 2015, and named CEO of combined company
- Elected to receive acquisition consideration in CREX stock at $8.40 per share.
- Second largest shareholder in company with 16% of the common outstanding

meet us

Will Logan
CHIEF FINANCIAL OFFICER

Emerging Talent from Ernst & Young who brings significant experience auditing public companies, running multiple IPOs, and advising C-Suite executives on financial stewardship

John Walpuck
CHIEF OPERATING OFFICER

John's drive to delivering operational performance to keep our commitments to Investors - is what makes this former Arthur Anderson powerhouse a rare breed and trusted advisor

Beth Warren
SVP MARKETING + EXPERIENCE PLANNING

Commercially creative, design savvy, and courageously committed to guiding clients with solutions grounded in shopper behavior, Beth applies strategic depth from her years at DDB Worldwide, G2 Branding & Design, and Y&R Brands

Alan Buterbaugh
SVP SALES

Experienced leader in business development, Alan oversees the team committed to growing our business by forging strong Client relationships. Alan's approach to Sales comes from years in Client service at BBDO, and running his own digital agency.

Troy Walls
VP OPERATIONS

Seasoned veteran in the operations of sophisticated digital integration for interior and exterior environments, Troy oversees Engineering, Systems, Network Support and Customer Service.

We build and maintain digital signage systems


JCDecaux
WELCOME TO NEW YORK
Hudson


GUCCI

And we design responsive, dynamic content experiences …


Alfa Romeo
ALFA ROMEO
ALL-WHEEL DRIVE
EXPERIENCE THE FULL DANCE AT ALFAROMEOUSA.COM
GIULIA

Beautifully designed and seamlessly integrated in spaces


LinkUK | BT
#LondonIsOpen
MOTOWN
THE MUSICAL

Outdoor street furniture
utilized in Smart Cities...


Summer
at Burgerville
Instagram


SIGNATURE BURGERS & SANDWICHES
TILLAMOOK CHEESEBURGER 4.09
PEPPER BACON CHEESEBURGER 5.29
1/2 LB COLOSSAL CHEESEBURGER 6.09
SPICY ANASAZI BEAN BURGER 5.39
YUKON & WHITE BEAN BASIL BURGER 5.09
ROSEMARY CHICKEN SANDWICH 5.29
MORE 100% NATURAL COUNTRY BEEF
DOUBLE BEEF CHEESEBURGER 2.89
ORIGINAL CHEESEBURGER 1.59
VEGETARIAN
GLUTEN-FREE BUNS AVAILABLE


twitter
Instagram
BURGERVILLE

Creating digital ecosystems that set the pace for the fastest growing Verticals.



Before and After


FLATIRON
L'OCCITANE
EN PROVENCE

Our difference

CreativeRealities

Promise.	We help clients use technology to create inspiring customer experiences
Position.	We're a Creative Technology Company that designs, develops, deploys and delivers digital signage solutions – by solving business problems first
Point of view.	Our end-to-end offering is how we add value; our ability to scale is what sets us apart from our competitors
Personality.	Flexible. Open. Trusted Partner.



San Francisco, CA
Los Angeles, CA
Dallas, TX
Windsor, ON
Louisville, KY
Headquarters
Philadelphia, PA
Baltimore, MD
Boston, MA
New York, NY
(coming soon)
Atlanta, GA
Tampa, FL
Office/Support
Regional Teams

CRI Team

- 100 FTEs
- 21 business development & marketing team
- Network of 6,000 qualified & trained technicians in NA and 12 countries (1099 basis)

Our scale matches that of our clients' footprint

Our end to end offering is turn key -
And solves our clients' business problems

INSIGHT-DRIVEN DIGITAL SOLUTIONS

DEFINE
- Problem definition
- Discovery
- Workshops
- Experience planning
- Goal set KPI
- Analytics

DESIGN
- Ecosystem
- Look & Feel
- Create content
- UX | UI
- Environment

DEVELOP
- Software
- Custom App
- Architecture
- Back End
- Coding
- QA Testing

DEPLOY
- Hardware
- Procurement
- Fabrication
- System-Integration
- Installation

DAY 2
- Help Desk
- Cloud based hosting
- NOC Service
- Monitoring
- SaaS model
- Learn & refine

WITH ENTERPRISE LEVEL CMS SOFTWARE PLATFORM AS THE FOUNDATION

The market opportunity.

Defining the Digital OOH, Event, and Retail Technology industries

Event Technology industry defined as 3rd party providers of event audiovisual production and other event related software solutions to enhance attendee experience and provide marketing services



Event Technology
$40B
Retail Technology
$30 – $40B
Digital Out of Home
$15B
Out of Home
$40B

Retail Technology defined as systems integrations of indoor signage / kiosks / digital menu boards in the retail industry

DOOH defined as Digital Place- Based Networks or Digital Out of Home – Indoor or outdoor video, often internet-enabled, that are seen in major markets that provide content and targeted advertising to consumers

Out of Home Media defined as advertising that reaches consumers outsider of their homes while they are “on the go” in public places, in transit or in commercial locations

Note: Figures represent global market sizes.
Source: PWC, publicly available information and Wall Street research.

The digital marketing industry is large and growing

CRI addresses 2/3 of a > $20 Billion market



30
25
20
15
10
5
0
12.1% CAGR
2015
2016
2017
2018
2019
2020
Displays
Media Players & Set-top boxes
Networked DS Software & Services
Other DS Products
Media Revenue
$ in billions

Source - PJ Solomon Media Monthly September 2018

Digital influences shopper behavior

- Stores see 27% lift in conversion when Customers interact with digital– screens, mobiles, tablets etc.

  --Deloitte Study, The Digital Divide, 2015

- Macy's Omnichannel team verified similar data when testing the impact of digital merchandising, prior to transforming the HSQ space in NYC

- 64% of Millennial shoppers confirm they still prefer brick & mortar to on-line

  --2017 Pew Research study


SHOP LIKE IT'S
THE FUTURE

8 Out of 10

Surveyed Customers Influenced by Digital Signage

[Survey by FedEx, 2017]

Machine Learning applications are powering personalized shopping experiences


Machine Learning Capabilities
Age Identification
Image Recognition
Gender Identification
Mood Identification
Temperature Sensing


STAFF
Staff Training Analytics & Reporting
Mobile Interactive Tablet integration
Synchronized Screens
Video Walls
Music
Window Treatment
Touchscreens Wayfinding Mobile check-in

Adaptive Digital Content Learns, responds, changes. IN REAL TIME

Acquiring Allure is a strong first step

allure
A CHRISTIE COMPANY

Adds scale to combined public company

- Greater presence nationally and internationally
- More complementary clients in key verticals
- Significant high margin recurring revenue

Robust, best in class Software and analytics allows us to go deeper and expand our client base

- $9.5 million additional revenue
- Acquired for $8.4 million (plus earn-out if revenue >$13 million)

Stellar customer base

- Highly compatible with CRI vertical focus
- Theaters & Exhibition, Convenience, Automotive, QSR/Casual Dining
- Only approved menu board partner of Coca Cola globally

Strong pro-forma business metrics

- High recurring SaaS revenue
- High margin software business
- Meaningful cost synergies on CRI platform to significantly improve margin profile

Strong team exceling in sales and operations

- Management teams highly complementary
- Exceptional sales leader to enhance CRI's team
- Adds to CRI's growing distribution capabilities



1 lrg. popcorn & fountain drink
10.00
1200-1740 Cal
2 lrg. popcorn & 2 fountain drinks
15.00
1200-2280 Cal
3 lrg. popcorn, med. candy, fountain drink
14.00
1600-2140 Cal
4 hot dog & fountain drink
10.00
270-810 Cal
5 nachos & bottled drink
15.00
550-670 Cal
6 soft pretzel & fountain drink
16.00
340-880 Cal
fountain drinks 5.00
540 Cal 0 Cal 0 Cal 540 Cal
bottled drinks 4.25
70 Cal 0 Cal 120 Cal
Candy
Large (650-800 Cal) 4.00
Medium (400-580 Cal) 3.00
Small (170-300 Cal) 2.50
Popcorn
Large (1200 Cal) 5.00
Medium (750 Cal) 4.00
Small (300 Cal) 3.50
A 2000 calories a day is used for general nutrition advice, but individual needs vary. Additional nutrition information available upon request.

Current CRI Clients (in white) Allure adds clients in complimentary verticals

BRANDED RETAIL

CHANEL, PERRY ELLIS, DKNY, CALVIN KLEIN, NAUTICA, FLATIRON L'OCCITANE EN PROVENCE, CALIFORNIA CLOSETS, innisfree, U.S.VISION, Paradies Lagardère TRAVEL RETAIL, PVH

AUTOMOTIVE

FCA FIAT CHRYSLER AUTOMOBILES, ALFA ROMEO, Mercedes-Benz, Ryder, POLARIS

C-STORE / GAS

CIRCLE K, Shell, aramark

STADIUM – EVENT – ENT'

KFC Yum! CENTER, COWBOYS, PAPA JOHNS CARDINAL STADIUM, MILWAUKEE BUCKS, EAGLES, BLACK HAWKS CHICAGO, HOUSTON ASTROS, Cedar Fair, WASHINGTON NATIONALS, OHIO STATE, SF

THEATERS & EXHIBITION

CMX THE VIP CINEMA EXPERIENCE, MOVIE TAVERN, EMAGINE, AMC THEATRES, UNIVERSAL STUDIOS THEME PARKS, NATIONAL AMUSEMENTS, FATHOM EVENTS, LEGOLAND

FOOD & BEVERAGE

Firenza, BURGERVILLE, aramark, Coca-Cola, LONG JOHN SILVER'S, Freddy's STEAKBURGERS, FREEBIRDS, Levy Restaurants, Little Caesars, Nathan's, FIVE GUYS BURGERS and FRIES

HOSPITALITY

HYATT, aramark, aramark, LOEWS HOTELS & RESORTS

DOOH MEDIA OWNERS

OUTFRONT media, JCDecaux, SMART CITY MEDIA, Intersection

And fills a gap with a data analytics model and content tools


ANALYTICS & INSIGHTS
Menu Strategy
Pilot Testing
Predictive Analytics
Price Optimization
Customer Analytics
Combo Analytics


CONTENT OPTIMIZATION
Turnkey Solution
Custom Solution
Neuromarketing Principles
Eye Popping Creative

Market dynamics:
Industry fragmentation supports an acquisition strategy

Solid platform for accretive acquisitions



- Drive scale
- Cross sell services; expand engagements
- Reduce overhead
- Uplift in valuation
- We expect to improve EBITDA

> We believe there are 300+ DOOH companies with the following characteristics:

- Sales of $3-10MM
- 18 – 30 Employees
- 1-2 large customers, and 20+ smaller customers
- 8-10 years in business, with background in AV
- Focused on a few verticals
- Minimum technical depth
- Lacks strategic chops and scale

Our Vision

To further establish ourselves as Top 3 solutions provider in the market

- We expect to scale to +$150 million global digital marketing solutions provider [organic & acquisition]
- Become the go-to 'acquirer' in the industry
- Leverage infrastructure to generate significant, profitable growth
- Expand expertise in strategic industry verticals [Smart Cities, F&B, Auto]
- Eclipse 100,000 player install base generating significant high margin recurring revenue

Recent CRI standalone performance highlights growth

- Revenue increased 101% and 69%, respectively, over the past two quarters (relative to comparable quarters in 2017)
- Q2 2018 was an inflection point for the business, as CRI was EBITDA positive and expects continued operating leverage
- Gross margin expected to expand to 50% for the third quarter of 2018

Q2 2018 Results


Total Revenue
($000s)
$8,000
$6,000
$4,000
$2,000
$-
$3,568
$7,179
Q2 2017
Q2 2018


Revenue by Segment
($000s)
$5,000
$4,000
$3,000
$2,000
$1,000
$-
$1,543
$2,025
$2,839
$4,340
Q2 2017
Q2 2018
Hardware Revenue
Services & Other Revenue


Gross Margin
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
45.5%
43.0%
Q2 2017
Q2 2018


EBITDA
($000s)
$500
$-
$(500)
$(1,000)
$(1,500)
$(914)
$475
Q2 2017
Q2 2018

Q3 2018 Preliminary Results


Total Revenue
($000s)
$8,000
$6,000
$4,000
$2,000
$-
$3,575
$6,000
Q3 2017
Q3 2018


Gross Margin
50.0%
45.0%
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
39.7%
50.0%
Q3 2017
Q3 2018

Pro-forma financial and operating performance

$ in thousands



Significant Annual Revenue Growth,
2018 Accelerated by Allure Acquisition
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
-
+19%
+29%
+95%
+41%
2015
2016
2017
2018e
CRI Total Revenue
Allure FY 2018 (3/31)



Strong Operating Leverage as Revenue Grows
40,000
35,000
30,000
25,000
20,000
15,000
10,000
5,000
-
2015
2016
2017
2018e
2018e Pro-forma (no synergies)
Adj Op Exp (2018 annualized)
Total Revenue



Majority of Revenue from Higher Margin Service Segment
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
CRI 2015
CRI 2016
CRI 2017
CRI YTD June 30, 2018
Pro-forma YTD June 30, 2018
Services Revenue
Hardware Revenue



Revenue by Quarter by Type
(CRI standalone)
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
-
1Q'15
2Q'15
3Q'15
4Q'15
1Q'16
2Q'16
3Q'16
4Q'16
1Q'17
2Q'17
3Q'17
4Q'17
1Q'18
2Q'18
3Q'18e
4Q'18e
Services Revenue
Hardware Revenue

Strong balance sheet post-transaction

- Transaction de-levers balance sheet and provides sufficient working and acquisition capital to execute on growth plan
- Purchase price allocations are preliminary, subject to change and based on Allure's assets and liabilities as of June 30, 2018
- Earn-out of $2 million paid to Allure upon achievement of $13 million in LTM revenue during earn-out period

Balance Sheet Snapshot ($000s)	CRI 6/30/18	Allure 6/30/18	Pro Forma Adjustments	Combined 6/30/18
Cash and Cash Equivalents	$ 5,461	$ 12	$ 4,601	$ 10,074
Accounts Receivable	$ 4,760	$ 3,492	$ -	$ 8,252
Goodwill	$ 14,989	$ 8,598	$ 13,310	$ 36,897
Total Assets	$ 29,891	$ 16,959	$ 6,884	$ 53,734
Accounts Payable & Accrued Expenses	$ 5,602	$ 3,014	$ (1,249)	$ 7,367
Deferred Revenue	$ 9,444	$ 2,620	$ (1,860)	$ 10,204
Total Debt	$ 7,912	$ 3,750	$ (8,372)	$ 3,290
Total Liabilities	$ 25,476	$ 11,621	$ (8,638)	$ 28,459
Convertible Preferred Stock	$ 1,802	$ -	$ (1,802)	$ -
Shareholder's Equity	$ 2,613	$ 5,338	$ 17,324	$ 25,275
Total Liabilities and Shareholders Equity	$ 29,891	$ 16,959	$ 6,884	$ 53,734

Note: See Creative Realities, Inc. Form S-1/A filed October 31, 2018 for notes to pro forma consolidated financial information.

Capitalization Table

Capitalization Table (as of 6/30/2018)*	# of Shares	% of Fully Diluted
Common Shares Outstanding (Directors & Officers)	840,819	13%
Common Shares Outstanding (Other)	2,121,526	33%
Common Shares from Convertible Preferred Shares	871,757	14%
Common Shares from Convertible Promissory Notes	925,292	14%
Common Shares contemplated by this Offering	1,666,667	26%
Fully Diluted Shares Outstanding	6,426,060	100%

*Capitalization Table:
(1) gives effect to the 1-for-30 Reverse Split that was approved by our board of directors on October 17, 2018
(2) assumes 871,757 shares of our common stock will be issued at the closing of this offering upon conversion of the Preferred Stock, 723,555 of which represent conversion shares and 148,202 of which represent estimated incentive shares provided in exchange for lock-up agreements; and
(3) assumes 925,292 shares will be issued at the closing of this offering upon conversion of convertible promissory notes, including accrued but unpaid interest, outstanding as of October 26, 2018.
(4) assumes $13 million offering completed at the close price of the Company's common stock as of October 26, 2018.
(5) Excludes:
(a) 288,860 common shares issuable upon exercise of stock options with a weighted-average exercise price of $8.59/share
(b) 1,498,169 common shares issuable upon exercise of warrants outstanding as of October 26, 2018 with a weighted-average exercise price of $8.83/share
(c) 14,605 common shares potentially issuable, as of October 26, 2018, on account of accrued dividends on Series A Preferred Stock
(d) 107,143 common shares issuable upon conversion of the convertible promissory note to be issued in the acquisition of Allure

Recap: we're a company with momentum

- A significant player in the digital marketing services space
- Prepared for accelerated growth in a highly fragmented industry
- Set up for scale across the US and Canada
- Can deliver 100% of the needs in digital experience – from design through deployment
- Deep technical and vertical sales expertise (subject matter experts on staff)
- Strong ERP, CRM and Service systems and tools
- Best in class leadership team
- Allure acquisition adds scale, capabilities of value, and blue chip clients

Questions?

Rick Mills – CEO
Rick.mills@cri.com

Will Logan – CFO
Will.logan@cri.com

CRI HQ – 502.791.8800

www.cri.com